EXHIBIT 10.5

CATERPILLAR INC.

CORPORATE INCENTIVE COMPENSATION PLAN MANAGEMENT AND SALARIED EMPLOYEES (AMENDED AND RESTATED THROUGH DECEMBER 31, 1999)

Section 1.  Type of Plan and Purpose

1.1	Type of Plan and Purpose. This Plan is an incentive compensation plan. The purpose of the Plan is to provide contingent benefits to Employees to reflect their efforts in contribution to the profitability of the Company; and to serve as an incentive for Employees further to contribute to the continued and future financial success of the Company and to its ability to provide continued employment opportunities to its Employees.

This Plan has been adopted in accordance with rules and guidelines established by the Stock Option and Officers’ Compensation Committee of the Board of Directors of the company. Those guidelines permit business and service units of Caterpillar Inc. or its subsidiaries to adopt separate incentive compensation plans within parameters established by that Committee based upon measurements approved by the company’s internal Incentive Compensation Review Committee. Those guidelines (a) generally require that a portion of the award under any such unit plan be based upon the corporate return on assets measurement established under this Plan, and (b) permit such unit plan to adopt a shorter eligibility period. Those unit incentive compensation plans with such a corporate measurement form a part of the Plan.

It is understood that the duty of the Employers, their Boards of Directors, and the management they select is to provide the Employers ’ shareholders protection of, and a maximum return on, their investment, consistent with retention in the business of such profits as the Board of Directors of the Company deems prudent, and with fair and competitive prices, wages, benefits and other terms of employment; no provision of this Plan or any unit incentive compensation plan shall be construed as altering that objective or in any way limiting management of such Board of Directors in the performance of their duties.

1.2	Supplements. The succeeding provisions of this Plan will be expanded and/or modified by Supplements. Such Supplements will set forth the particulars wherein the provisions of this Plan, as applied to any group of Employees are expanded and/or differ from those set forth in the succeeding provisions of this Plan exclusive of such Supplements. All provisions of this Plan are subject to any express provisions to the contrary contained in any such Supplements.

Section 2.  Definitions

2.1	Annual Salary Rate for any year means (i) in the case of a Participant who is a management employee, his monthly salary rate as of December 31 of that year (or his last day on the management payroll during that year if earlier) multiplied by 12; or (ii) in the case of a Participant who is a salaried employee, his weekly salary rate as of December 31 of that year (or his last day on the salaried payroll during that year if earlier) multiplied by 52.

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The Annual Salary Rate shall include any salary amount deferred under Part 2 of the Employees’ Investment Plan and contributed as a basic Employer contribution thereunder, and any salary amount deferred under the Flexible Spending Account, but excludes any (a) bonuses or special cash awards, (b) commissions, (c) international service allowances, (d) extra shift or overtime payments, (e) night shift premiums, (f) pay for vacation time not used and (g) payments under this plan or other payments or contributions (other than EIP 2 contributions) under any employee benefit plan.

2.2	Company means Caterpillar Inc. or any successor to it by merger, consolidation, reorganization or otherwise.

2.3	Company Service means all periods of full-time employment with the Company and its subsidiaries, including all periods of leave of absence and all periods of layoff.

2.4	Effective Date of this Plan means January 1, 1993.

2.5	Employee means, subject to Subsection 3.1, any person who is a resident or citizen of the United States of America or Canada and who on or after the Effective Date is in the regular full-time employ of an Employer (or a part-time or temporary employee included in a group for whom approval to include in the Plan has been obtained from the Incentive Compensation Review Committee) on its salaried or management payrolls and is employed for work on the prevailing schedules of the department to which he is assigned, and who is included in a group to whom the Plan has been made available by extension by an Employer and includes any such person while absent from work under circumstances which do not break continuity of service.

2.6	Employer means the Company or any subsidiary of the Company that has adopted or adopts the Plan with the Company’s written consent.

2.7	Officer means those Employees who fill the following positions: Vice President, Group President, and Chairman/Vice Chairman. For purposes of this Plan, the Controller and Treasurer are not included in the definition of Officer.

2.8	Participant means any Employee who is eligible to be covered by the Plan pursuant to Subsection 3.1.

2.9	The first Plan Year will begin on the effective date and will end on the first December 31 thereafter. Each subsequent Plan Year will end on the next following December 31.

Section 3.  Eligibility and Participation

3.1	Eligibility and Participation. Each Employee of the Employer shall be eligible to be covered by the Plan and become a Participant as of the latest to occur of (i) the Effective Date; (ii) the date he has completed 90 days of Company Service (does not include any time with Advanced Technology Services); and (iii) the date he is included in a group to which the Plan has been and continues to be extended by an Employer. Notwithstanding anything contained herein to the contrary, for all purposes of the Plan, any U.S. International Service Employee who is not an Employee of the Company or any of the other Employers shall be considered to be an eligible Employee if he then meets the requirements of Subparagraph (ii) above. As used herein, the term “U.S. International Service Employee” means an Employee who (i) on the direction or with the permission of an Employer is transferred to employment outside of the United States of America with a subsidiary (whether or not organized or incorporated within the United States of America) which has not adopted the Plan; and (ii) meets the definition of a U.S. International Service Employee contained in the Company’s U.S. International Service Practices; and the term

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Employee shall also include such other persons as shall be designated by the Committee. A Participant in the Plan shall continue as such so long as he meets the definition of an Employee contained in Subsection 2.5 or considered to be an Employee pursuant to this Subsection 3.1.

Notwithstanding the above, payment amounts shall not be duplicated under this Plan by amounts paid for the same period of service or corporate performance measurement under any other profit sharing plan, incentive compensation plan, gainsharing-type plan, or similar plan sponsored by Caterpillar Inc. or any of its subsidiaries, or would be paid except for any applicable waiting period expressed in such plan or except where specifically provided for in approved plan documentation. However, an Officer who is eligible to participate in an incentive compensation plan for a business or service unit under his control may participate in this Plan for that portion of his Annual Salary Rate not included in the calculation of his business or service unit incentive compensation payment.

3.2	Employment Requirements. Any Participant shall be eligible for an incentive compensation benefit under the Plan for any year, provided that he is actively employed by the Company and any of its subsidiaries on December 31 of that year or is on leave of absence or layoff from the Company or any of its subsidiaries on such December 31; except that any otherwise eligible Employee who died, retired, or received a separation payment in lieu of layoff during such year shall also be covered as if he were an active Employee on December 31 of that year.

Section 4.  Amount of Benefit

4.1	Salary Grade 23 and Below. The amount payable to a Participant at Salary Grade 23 and below (as of December 31 of that year) shall be determined by multiplying the Participant’s Annual Salary Rate times the following applicable rate of percentage for that salary grade times the applicable Corporate Performance Factor:

Salary Grade	Percentage
21 and below	7%
22	8%
23	9%

4.2	Salary Grade 24 and Above. The amount payable to a Participant at Salary Grade 24 and above (as of December 31 of that year) shall be determined by multiplying his Annual Salary Rate times the Team Award percentage (determined from Exhibit 1 for non-Officer Participants in Salary Grades 24 and above, and from Exhibit 2 for Officers), for his salary grade as of December 31, times the applicable Corporate Performance Factor, plus the amount of his Individual Award, if any. Designated Officers may participate in their units’ incentive compensation plan and may be eligible for Team Awards based on their division results and the corporate performance of Caterpillar Inc. (each award to be prorated according to the approved weighting between the division results and corporate performance).

Individual Awards may be made only from a discretionary pool. A separate Employee Discretionary Pool will be established for Participants (excluding Officers) for each Vice Presidential administrative area or for each group of Participants subject to a business or service unit incentive compensation plan. A separate discretionary pool will be established for Officers.

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The Individual Award, if any, for which only Participants in Salary Grades 24 and above are eligible, shall be determined solely at the discretion of the Participant’s Unit Manager (or by the Compensation Committee of the Board of Directors for Officers) and shall not exceed the amount of the Employee’s Team Award. In addition, the sum of the Individual Awards payable to all Participants in Salary Grade 24 and above shall not exceed the Employee Discretionary Pool Amount. The Employee Discretionary Pool Amount shall be 25% of the total amount of the Team Awards paid to Participants at Salary Grade 24 and above (excluding Officers).

The sum of the Individual Awards payable to Participants who are Officers shall not exceed the Officer Discretionary Pool Amount. The Officer Discretionary Pool Amount shall be the sum of each Officer’s percentage of annual salary rate (See Exhibit 1) adjusted by the Corporate Performance Factor defined in Section 4.4. The Officer Discretionary Pool will be calculated as if all officers participated wholly and exclusively in the Corporate Incentive Compensation Plan. Individual awards payable to the officers are at the total discretion of the Chairman who may choose to use all, part or none of the award so determined (any amounts not used do not carry over).

4.3	Individual Performance Level Less Than Five. Notwithstanding the provisions of Subparagraphs 4.1 or 4.2 to the contrary, Employees or Officers with a performance rating of Individual Performance Level 5 or those who have unsatisfactory/unacceptable performance in units not using specific performance ratings will not be eligible for a Team Award or an Individual Award, and contributions shall not be made to either the Participant Discretionary Pool Amount or the Officer Discretionary Pool Amount for such Employees or Officers.

4.4	Corporate Performance Factor. The Corporate Performance Factor will be determined each year in relation to minimum, target and maximum corporate return on asset (ROA) levels determined by the Company (see Exhibit 3). The actual performance factor will be determined by interpolation based on the actual ROA achieved at the end of the year compared to these levels, and the participants team incentive compensation amount, if any, will be calculated accordingly. The achieved ROA will be determined by dividing Profit by the Average Gross Assets rounded to the nearest third decimal. The Company must achieve the minimum ROA percentage specified before any amount shall be payable.

As used herein, the term “Average Gross Assets” means the total corporate assets averaged throughout the year. Total corporate assets excludes the assets of Financial Products but includes the investment in Financial Products and is reported in the Annual Report and the Quarterly Report to Stockholders under the column entitled Machinery and Engines as Supplemental Consolidating Data on the Statement of Financial Position. The average for the year will be calculated by adding together five points: the ending balance for the previous year and the ending balance for each of the four quarters during the year and dividing by five. The term “Profit” means the amount of profit for the year before income taxes reported in such Statement 1 (or any equivalent successor statement thereto which provides such amount of profit) in the subtotal immediately preceding the provision for income taxes line, but increased by the amount of expense for that year for incentive compensation amounts payable under the Plan and any other similar incentive compensation plan or profit sharing plan of the Employers (excluding any investment plan of the Employers) and any awards granted under any bonus plan of the Employers. Such Profit before income taxes would exclude the effect of extraordinary gains or losses, if any, as defined by generally accepted accounting principles. Profit shall also exclude income from nonconsolidated operations. Consolidated Financial Statements which are prepared using generally accepted accounting principles and as audited by the Company’s independent certified public accountants shall be final and conclusive.

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4.5	Percentage Determination. The Employee’s Team Award percentage, Individual Award percentage, Employee Discretionary Pool Amount percentage, Officer Discretionary Pool Amount percentage, the Corporate Performance Factors, the Company’s ROA target percentage, and the minimum and maximum percentage will be determined for each year by the Committee on Stock Options and Officer’s Compensation.

4.6	RIP, EIP, etc. Credit. 100% of the amount paid under the Plan to an Employee shall be counted as compensation for the month in which payment is made for purposes of the Retirement Income Plan or any other pension plan sponsored by Caterpillar Inc. or its subsidiaries, in which the Employee is a Participant. No incentive compensation amount shall be taken into account under the Employee’s Investment Plan, the Group Insurance Plan, or any other employee benefit plan or payroll practice of Caterpillar Inc. or its subsidiaries.

4.7	Proration of Payment Amount. If an Employee is not a Participant or is not actively employed by an Employer for the entire year but is eligible for an incentive compensation amount for the year pursuant to the provisions of Subsection 3.2, his payment amount will be prorated based upon his days of active employment in that year on the management or salaried payrolls while a Participant. Days while on disability leave of absence will be counted as days of active employment in accordance with uniform rules established by the Committee with respect to the maximum number of such days to be counted during any period of disability leave of absence, but in no event shall any days occurring after the expiration of a continuous period of absence of six months be counted. No other leaves of absence will be counted for purposes of calculating the payment amount.

4.8	Participation in Another Incentive Compensation Plan. If an Employee, who otherwise met the eligibility requirements of Section 3, ceased to be a Participant during the Plan Year because he became a participant in another incentive compensation plan sponsored by Caterpillar Inc. or one of its subsidiaries, he shall be eligible for a Team Award and/or an Individual Award under this Plan for that period of time that he was a Participant in this Plan. Twenty five percent (25%) of the prorated Team Award paid under this Plan shall be included in the Employee Discretionary Pool Amount.

4.9	Transfer from Hourly Payroll. Notwithstanding anything contained herein to the contrary, if a Participant or former Participant is employed by the Employers on December 31 of any Plan Year and does not receive a payment for any period of employment in that Plan Year under either this Plan or the profit sharing plan or an incentive compensation plan covering employees on the hourly payroll of the Employers, he shall receive a payment under this Plan for such period of employment in the same amount which would otherwise have been payable to him under the terms of this Plan or under such hourly plan but for his ineligibility thereunder because he was not participating therein on said December 31.

4.10	Supplemental Employees. Notwithstanding anything contained herein to the contrary, if (a) a Participant ceases to be a full-time Employee of an Employer, and (b) on December 31 of the year in which said Participant ceases to be a full-time Employee, he is and has thereafter been continuously employed as a supplemental employee on either a part-time or temporary basis by an Employer, his payment amount shall be prorated based upon his days of active regular full-time employment in that year on the salaried or management payroll while a Participant. His Annual Salary Rate shall be the rate in effect when he ceased full-time employment.

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Section 5.  Incentive Compensation Payment

5.1	Date and Method of Payment. Any amount which is payable for any year shall be paid to an eligible Participant not later than 3 months of the year following the year for which the amount is computed. The amount of such payment shall be paid by check less required withholding for federal, state, local and other taxes. Payments will be made in the same currency in which the Employee receives his base salary.

5.2	Beneficiaries. If a Participant is deceased at the time any payment is payable to him, the amount of such payment shall be payable to the same person or persons and in the same proportionate amount as shall be payable to the beneficiary or beneficiaries of his basic life insurance under the Group Insurance Plan of his Employer.

5.3	Lost Participants. If any payment becomes distributable pursuant to Subsection 5.1 and the whereabouts of a Participant (or any beneficiary pursuant to Subsection 5.2) is then unknown to the Employer and the Employer shall fail to receive a claim for such payment from the person entitled thereto (or from any other person validly acting on his behalf), then such payment shall be disposed of in an equitable manner as permitted by law under rules adopted by the Plan Administrator.

Section 6.  Miscellaneous

6.1	Administration of the Plan. Except as otherwise expressly provided, the Plan shall be administered by the Incentive Compensation Review Committee (“the Committee”), appointed by the Chairman of the Board, who shall be the Plan Administrator and shall be authorized to (a) determine all questions arising in the administration of the Plan, (b) establish rules and procedures to carry out their duties and responsibilities, (c) delegate such duties and responsibilities to other employees of the Employers, and (d) do all other acts which in its judgment are necessary for the proper administration of this Plan.

6.2	Facility of Payment. If the Committee shall receive evidence satisfactory to it that any Participant or other person entitled to receive a benefit under this Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor, the Committee at its discretion may make payment in one or more of the following ways: (a) directly to such Participant or person, (b) to his legal guardian or conservator, or (c) to his spouse or to any other person to be expended for his benefit. The decision of the Committee shall be in each case final and binding on all persons in interest.

6.3	Amendment and Termination of Plan. The Company shall have the power at any time and from time to time, by action of its Board of Directors, to amend or terminate this Plan; provided, however, that the Committee may also amend the Plan so long as such amendment does not change the duties and responsibilities of the Committee or the Stock Option and Officers’ Compensation Committee of the Company’s Board of Directors and so long as the cost of such amendment to the Employers does not exceed $100,000 per year.

6.4	Employment Rights. Participation in the Plan will not give any Employee or an Employer any right to be retained in the service of the Company or its subsidiaries, nor any right or claim to any payment under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

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6.5	Action by Employers. Any action required or permitted to be taken by any Employer hereunder may, except as otherwise expressly provided, be taken by the Group President or any Vice President of such Employer or by any other person designated by the Group President or any Vice President of the Employer to act for such Employer.

6.6	Gender and Number. Where the context permits, words in the masculine gender shall include the feminine gender, the plural shall include the singular, and the singular shall include the plural.

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